Exhibit 99.1

Seattle Genetics Announces Phase IIb Trial of Lintuzumab (SGN-33) in Patients with Acute Myeloid Leukemia (AML) Did Not Meet Primary Endpoint

-Company to Discontinue Lintuzumab Development Program to Focus on Robust Pipeline-

-Top-line Data to be Reported from Two Brentuximab Vedotin (SGN-35) Trials Within Next Six Weeks-

-Conference Call to be Held Today at 8:30 a.m. ET -

Bothell, WA – September 13, 2010 – Seattle Genetics, Inc. (Nasdaq: SGEN) today announced that its phase IIb clinical trial of lintuzumab (SGN-33) in older patients with acute myeloid leukemia (AML) did not meet its primary endpoint of extending overall survival. Lintuzumab is a naked monoclonal antibody that targets the CD33 antigen. As a result of the outcome of this trial, the company will discontinue its development program for lintuzumab.

“We are disappointed that lintuzumab did not demonstrate a survival benefit for older AML patients in this study. These patients have limited therapeutic alternatives due to their inability to tolerate the toxicities associated with standard high-dose chemotherapy, representing a substantial unmet medical need,” said Thomas C. Reynolds, M.D., Ph.D., Chief Medical Officer of Seattle Genetics. “We want to thank the patients, caregivers and investigators for their participation and commitment to the clinical evaluation of lintuzumab.”

“There is a lot of positive momentum at Seattle Genetics and we continue to focus on advancing our lead product candidate, brentuximab vedotin (SGN-35), and our robust pipeline,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are on track to report top-line data from two brentuximab vedotin clinical trials within the next six weeks, positioning us for a regulatory submission in the first half of 2011. In addition, our strong financial position allows us to continue to invest in advancing our multiple other programs, including two antibody-drug conjugates, SGN-75 and ASG-5ME, which are both in ongoing phase I clinical trials.”

Lintuzumab Phase IIb Trial

The phase IIb trial was a randomized, double-blind, placebo-controlled, multi-center clinical trial that enrolled 211 previously untreated AML patients age 60 and older who were ineligible for or declined intensive chemotherapy. The study’s primary endpoint evaluated whether the combination of lintuzumab and low-dose cytarabine chemotherapy extended overall survival compared to low-dose cytarabine plus placebo.

No statistically significant difference in overall survival was achieved between treatment arms. The treatment arms were well balanced for multiple demographic and prognostic factors, and the results were consistent across geographies. Overall survival was generally longer in both arms compared to previously published data with low-dose cytarabine. Lintuzumab was well tolerated in combination with cytarabine chemotherapy.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss this announcement. The event will be held today at 5:30 a.m. Pacific Time (PT); 8:30 a.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at http://www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8631 (domestic) or (480) 629-9819 (international). The access code is 4364358. A replay of the discussion will be available beginning at approximately 7:00 a.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4364358. The telephone replay will be available until 8:00 p.m. PT on Friday, September 17, 2010.

About Seattle Genetics

Seattle Genetics is a clinical-stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin (SGN-35), is in a pivotal trial under a Special Protocol Assessment with the U.S. Food and Drug Administration. Brentuximab vedotin is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has four other clinical-stage programs: SGN-75, ASG-5ME, dacetuzumab (SGN-40) and SGN-70. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, MedImmune, a subsidiary of AstraZeneca, Millennium: The Takeda Oncology Company and Progenics, as well as an ADC co-development agreement with Agensys, an affiliate of Astellas. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential therapeutic benefit, regulatory pathway and timelines of brentuximab vedotin, including the release of top-line results. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, among others: that the company may experience delays in the completion of the clinical trials of brentuximab vedotin in Hodgkin lymphoma and systemic ALCL, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that the clinical trials, including the pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, may not demonstrate that brentuximab vedotin is both safe and effective; that data from our phase I clinical trials of brentuximab vedotin may not necessarily be indicative of the subsequent clinical trial results, including our potential pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support an application for marketing approval in the United States or any other country. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT

Peggy Pinkston

425-527-4160

ppinkston@seagen.com